Exhibit 99.1

Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

After 37 Years of Service, Universal Technical Institute Announces Retirement of John C. White, Chairman of the Board

SCOTTSDALE, ARIZ. – October 4, 2013 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of post-secondary education for students seeking careers as automotive, diesel, collision repair, motorcycle and marine technicians, announced today that John C. White has advised the Board of Directors of his intention to retire from his duties as an executive officer and Chairman of the Board, effective December 9, 2013. The company is pleased to report, however, that Mr. White will continue to serve as a member of UTI's Board of Directors. Identification of a successor Board leader is currently under review and will be announced in the future.

Mr. White, 65, has served as Chairman since 2005. He stated, "I feel very fortunate that I dedicated the past 37 years of my life to a purpose-driven company that has literally changed the lives of hundreds of thousands of men and women by giving them access to a quality education for jobs that are in high demand. Personally, I am very proud to have been a part of building this company into the premier technical education provider it is today and will always hold a special place in my heart for all of the people who helped create the success behind our MMI, NASCAR Tech and UTI brands. I look forward to supporting the company with my continued involvement as a member of the Board.”

"John White’s legacy will continue regardless of whether he is in the office every day. He has shaped our company for many years and has made a lasting impression on all of us,” said Kim McWaters, CEO of Universal Technical Institute. “His visionary leadership and his ability to see the value in partnering with some of the world’s leading manufacturers as a way to help both students and employers was leading edge at the time and is the core of our brand and strategic positioning nearly 40 years later.”

Mr. White began changing the world for thousands of future technicians when he acquired Motorcycle Mechanics Institute (MMI) in 1977; the school had one building, a handful of students and two instructors. In the early 1980s, his vision guided him to launching a first-of-its-kind training partnership with Harley-Davidson USA. This partnership set the stage for a successful strategy working closely with leading motorcycle manufacturers. Soon after Harley-Davidson, relationships with Suzuki, Yamaha, Kawasaki and Honda were also formed, driving the creation and delivery of educational offerings that best prepare technicians to enter the workforce.

“One of the most important memories I’ve had in the 42 years of working for Suzuki was to step up, endorse and sign the agreement with Motorcycle Mechanics Institute and its founder, John White. This was accomplished because of our relationship with John, his integrity and the way he was revolutionizing training for the motorcycle industry,” said Jim Kirkland, Director, Motorcycle ATV Service Division Head, Suzuki Motor of America, Inc. “John is a remarkable individual that I’m proud to consider a great business partner and more importantly a true friend. We wish John well. I know Suzuki Motor of America, Inc. and I will miss John’s presence immensely.”

In 1997, MMI and UTI merged. Mr. White became the company’s Chief Strategic Planning Officer and served as a Director on the Board. In 2005, John became Chairman of the Board while actively engaged in business strategy development.

After MMI and UTI joined forces, John was instrumental in forging relationships with leading automotive manufacturers and also led the development of two significant partnerships that created greater awareness about opportunities in the area of automotive service and motorsports with the legendary Hot Rod Magazine and, subsequently, with NASCAR. UTI’s Hot Rod U and Super Street Power and Performance Courses have long been student favorites and are exclusive to UTI. This past year, NASCAR Tech, the only school of its type in the country celebrated its 10th anniversary with more than 5000 graduates successfully employed in the industry.

It seems only fitting that before Mr. White announced his intention to retire, he made sure that the new partnership he spearheaded with GM was announced and ready to launch at the Avondale campus. With more than 30 world-famous industry brands now associated with UTI, MMI and NASCAR Tech, John’s legacy will continue to positively influence the company and benefit thousands of students and employers across the country for many more years to come.

Mr. White has been honored on numerous occasions throughout his career and most recently was awarded the 2013 Alumni Award for Distinguished Service from the College of Engineering at the University of Illinois/Urbana-Champaign. The award recognizes his outstanding achievements and service to both the University of Illinois and the larger community via entrepreneurial innovation and philanthropic leadership. He is also a generous supporter of the UTI Foundation and a number of other charities.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 170,000 graduates in its 48-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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